UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2020

Spartan Energy Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

9 West 57th Street, 43rd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(212) 258-0947
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one warrant	SPAQ.U	The New York Stock Exchange
Class A common stock, par value $0.0001 per share	SPAQ	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	SPAQ WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2020, John J. MacWilliams resigned from the board of directors (the “Board”) of Spartan Energy Acquisition Corp. (the “Company”). Mr. MacWilliams’s resignation was not a result of any disagreement with the Company.

On April 7, 2020, Jan C. Wilson was appointed as a member of the Board to fill the vacancy occurring in the Board as a result of Mr. MacWilliams’s resignation. The Board has determined that Ms. Wilson is an “independent director” as defined in the New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules and regulations.

As previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on February 21, 2020, the Company was previously not compliant with NYSE Listing Rule 303A.07(a) (“Rule 303A.07(a)”), which requires that the Audit Committee of the Board (the “Audit Committee”) be composed of a minimum of three independent members. In connection with her appointment to the Board, Ms. Wilson has been appointed to the Audit Committee, which has brought the Company back into compliance with Rule 303A.07(a).

Jan C. Wilson, age 47, served as a consultant to the Royal Bank of Canada from September 2015 until April 2017. Prior to her service as a consultant to the Royal Bank of Canada, Ms. Wilson was a manager at Enron Corporation from May 1996 until January 2002, senior vice president of RBS Sempra Commodities LLC from January 2002 until January 2011 and director of Freepoint Commodities LLC from June 2011 until June 2013. Since April 2018, Ms. Wilson has served as a senior advisor for the Canada Pension Plan Investment Board and is the founder/president of JW 1000 Ltd. a company focused on advising on all project contracts that are required to support financing and allocation of risk for sustainable energy projects. Ms. Wilson was a private investor from March 2015 to August 2015 and from April 2017 through March 2018. Ms. Wilson holds a B.A. in Economics and a B.A. in Honours Business Administration from the University of Western Ontario and an M.B.A. from Queens University. Ms. Wilson is well-qualified to serve as director due to her extensive experience in risk management and asset acquisition in the electricity, oil & gas and energy storage industries.

In connection with her appointment to the Board, Ms. Wilson has joined the Letter Agreement, dated August 9, 2018, among the Company, its officers and directors and its sponsor by entering into an Insider Letter Acknowledgment and Agreement, a copy of which is attached hereto as Exhibit 10.1. Please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the Letter Agreement. The Company also entered into an Indemnification Agreement with Ms. Wilson, a copy of which is attached hereto as Exhibit 10.2, which requires the Company to indemnify her to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified.

In connection with her appointment to the Board, Ms. Wilson will receive a one-time cash retainer of $37,500. In addition, Ms. Wilson will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

On April 7, 2020, the Company’s sponsor transferred 37,500 shares of the Company’s Class B common stock, par value $0.0001 per share, to Ms. Wilson at their original purchase price.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Insider Letter Acknowledgment and Agreement, dated April 7, 2020, between the Company and Jan C. Wilson
10.2	Indemnification Agreement, dated April 7, 2020, between the Company and Jan C. Wilson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spartan Energy Acquisition Corp.

Date: April 8, 2020	By:	/s/ Geoffrey Strong
	Name:	Geoffrey Strong
	Title:	Chief Executive Officer